EXHIBIT 99.1

ELITE ANNOUNCES SIGNING OF STRATEGIC ALLIANCE AGREEMENT; NOTIFICATION
RECEIVED FROM NYSE ALTERNEXT US LLC

NORTHVALE, N.J. – March 23, 2009 – On March 18, 2009, Elite Pharmaceuticals, Inc. ("Elite") (NYSE AMEX Equities: ELI) entered into a Strategic Alliance Agreement (the “Alliance Agreement”) with Epic Pharma, LLC and Epic Investments, LLC, a wholly-owned subsidiary of Epic Pharma, LLC (collectively “Epic”), pursuant to which Elite will commence a strategic relationship with Epic, a pharmaceutical company that operates a business synergistic to that of Elite in the research and development, manufacturing, sales and marketing of oral immediate and controlled release drug products.

Under the Alliance Agreement (i) at least eight additional generic drug products will be developed by Epic at Elite’s facility with the intent of filing abbreviated new drug applications for obtaining United States Food and Drug Administration (“FDA”) approval of such generic drugs, (ii) Elite will be entitled to 15% of the profits generated from the sales of such additional generic drug products upon approval by the FDA, and (iii) Epic and Elite will share with each other certain resources, technology and know-how in the development of drug products, which Elite believes will benefit the continued development of its current drug products. In order to provide Elite with the additional capital necessary for the product development and synergies presented by the strategic relationship with Epic, Epic will invest in Elite through the purchase of $3.75 million of newly issued shares of Elite’s Series E Convertible Preferred Stock and warrants to purchase additional shares of Elite’s Common Stock. Epic will also be entitled to receive additional shares of Elite’s Common Stock and warrants to purchase shares of Elite’s Common Stock upon achievement of certain milestones relating to the eight additional generic drug products to be developed by Epic at Elite’s facility.

“Elite is pleased to have executed this Strategic Alliance Agreement with Epic,” commented Chris Dick, Chief Operating Officer and Acting Chief Executive Officer of Elite. “The completion of the transactions of the Alliance Agreement creates value for our stockholders by adding a new revenue source for Elite upon the commercialization of the Epic products developed at our facility, providing an experienced partner to assist in the development, manufacture and licensing of our pharmaceutical products, and contributing funding for the products. Importantly, Elite will continue the development of its pain products and, with the help of our new partner, work towards securing licensing arrangements for such pain products.”

Independent of the signing of the Alliance Agreement, the NYSE Alternext US LLC (the “Exchange”) on March 17, 2009 issued a letter (the “Exchange Notification”) notifying Elite that the Exchange staff determined based on its review of publicly available information that Elite is not in compliance with certain continued listing standards under Part 10 of the NYSE Alternext US LLC Company Guide (the “Company Guide”) and, as a result, has become subject to the procedures and requirements of Section 1009 of the Company Guide. In particular, the Exchange found Elite not to be in compliance with Section 1003(a)(iv) of the Company Guide based on losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired, that it appears questionable to the Exchange whether Elite will be able to continue operations and/or meet its future obligations.

Elite has been afforded the opportunity to submit a plan (a “Plan”) of compliance to the Exchange by April 17, 2009 that demonstrates Elite’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by September 17, 2009. If Elite does not submit a plan, or if a plan is submitted but is not accepted by the Exchange, Elite will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide. Pursuant to the terms of the Alliance Agreement and to reduce compliance costs, on or before the date of the initial closing of the Alliance Agreement, Elite will effect a delisting of the Common Stock from the Exchange and will cause the Common Stock to be quoted on the OTC Bulletin Board. Therefore, Elite does not intend to file a Plan with the Exchange.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, for allergy treatment. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite, with partners, also has an ANDA filed with the FDA for a generic equivalent of a pain product and has a generic gastrointestinal drug product in clinical development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com